Exhibit 99.1

India Sparks the Phosphate Market

The global phosphate market caught fire this summer, ignited by a spark of buying from Indian importers. On the surface, fundamentals this year look slightly better than a year ago. For example, world processed phosphate import demand is projected to increase one percent or about 160,000 tonnes to 21.6 million tonnes in 2005.

A little digging, however, uncovers a number of changes that have fueled the fire. In short, DAP trade is up but MAP trade is down. Shipments to Asia are up but shipments to South America are down. Seasonality is stronger this year than last.

Asia’s appetite for processed phosphate imports is projected to jump 19 percent or more than 1.2 million tonnes this year mainly due to developments in India. Indian DAP imports will more than triple to 2.1 million tonnes in 2005. A combination of factors has fueled the recent buying spree. First, demand prospects look good due to continued strong economic growth and normal monsoon rainfall throughout most parts of the country this summer. Second, DAP output by Indian fabricators during the first four months of the fertilizer year (April-July) was off 24 percent or approximately 425,000 tonnes from a year ago and was far below plan.

Finally, India pulled down inventories approximately 325,000 tonnes during the last two fertilizer years and has only limited stocks on hand to meet demand this year.

Import demand in Latin America, however, is forecast to drop 22 percent or 1.4 million tonnes largely as a result of events in Brazil. After two years of torrid growth, Brazilian processed phosphate imports are forecast to decline 37 percent to 2.2 million in 2005. The appreciation of the real, a drop in soybean prices, sharply higher input costs and a severe drought in the southern part of the country have combined to deeply erode on-farm economics and reduce nutrient use this year.

Seasonality this year also differs significantly from last year. Processed phosphate shipments during the first quarter of 2005 were off more than one-half million tonnes from a year earlier as a result of the drop in shipments to China and Brazil. Trade during the second quarter of 2005, however, was up 525,000 tonnes from a year earlier and estimates for the third quarter indicate that trade will increase 665,000 tonnes from last year due to peak shipments to India and Pakistan. Fourth quarter shipments are forecast to drop 525,000 tonnes from a year earlier.

Market Mosaic is a quarterly newsletter published for our customers and suppliers each February, May, August and November by the Market Analysis group of The Mosaic Company. The newsletter pieces together small tiles of information to create a picture of the market – a Market Mosaic, so to speak. The analysis draws on external sources of statistics and from diverse internal resources that span both the globe as well as all links along the supply chain. This issue of Market Mosaic reviews the situation and near outlook for each nutrient and also describes the distribution activities of The Mosaic Company.

Vol. 1 No. 3

August 2005

Michael. R. Rahm

Vice President

mike.rahm@mosaicco.com

Joseph Fung

Market Analyst

joseph.fung@mosaicco.com

Market Mosaic Vol. 1, Issue 3 • August 2005	1

These changes registered in U.S. inventory statistics for the first half of 2005. Stocks held by U.S. producers at both on- and off-site facilities swung from the low end of the 10-year range last fall to the high end last winter and then back to the low end by the end of May. Large third quarter shipments are expected to keep U.S. stocks at or below the minimum of the 10-year range for the next 60 to 90 days.

Processed phosphate import demand is forecast to decline in 2006. Imports by China are projected to fall again due to further increases in domestic DAP and MAP production. Indian DAP imports also are forecast to pull back from the high level this year due to an expected recovery in domestic fabrication. And any recovery in Brazilian imports next year looks meager at this point without a rally in soybean prices and/or a decline in the real. As a result, U.S. exports required to meet projected demand next year are forecast to decline from this year’s estimate of 9.4 million tonnes. That drop, however, appears to be less than the decline in export availability resulting from U.S. Agri-Chemical’s announced closure of its Florida operations later this year.

Supply Plays Catch-Up With Demand

The global potash market remains tight as supply plays catch-up with demand. Producers are throttling up output in response to record high prices. Recent statistics show that world potash production increased seven percent during the first half of 2005. That followed annual increases of six percent in 2003 and 11 percent in 2004.

Although producers reported a healthy 19 percent increase in domestic shipments during the first half of the year, export shipments were flat compared to the first six months of 2004. Much like phosphate, the unchanged total masked shifts in trade flows. Producers reported a 23 percent or 1.1 million tonne nutrient jump in shipments to Asia, but a 22 percent or 528,000 tonne decline in exports to Latin America. Exports to all other regions also were down from a year earlier.

India and China accounted for all of the gain in Asia. Shipments to India increased a remarkable 147 percent or 714,000 tonnes nutrient during the first half of the year. Exports to China increased 18 percent or 430,000 tonnes. Brazil accounted for nearly the entire decline in Latin America with shipments dropping 26 percent or 505,000 tonnes during the first six months of this year.

First-half statistics indicate that global demand growth will slow from the rapid pace of the last two years. For example, after increasing 10 percent in both 2003 and 2004, world import demand now is forecast to grow at more moderate rates of 1.0 percent in 2005 and 1.5 percent in 2006. But that still pulls import demand to a record 26.0 million tonnes nutrient in 2005 and 26.3 million tonnes in 2006.

More moderate growth in import demand combined with good prospects for domestic shipments still will require producers to throttle up production a notch or two in order to meet projected demand. Producers have met the rapid growth in demand during the last few years by both boosting output and emptying warehouses.

North American producers, for example, increased domestic and export shipments a total of three million tonnes nutrient during the last three fertilizer years. Production jumped 19 percent or approximately 1.8 million tonnes during the period but accounted for just 60 percent of the increase in shipments. Inventories declined more than 1.2 million tonnes during this period and accounted for the remaining 40 percent of the increase in shipments.

As a consequence, stocks held by North American producers in both on- and off-site warehouses at month-end stayed below the low of the 10-year range throughout the entire 2004/05 fertilizer year. Inventories are projected to remain at or less than the 10-year minimum during the 2005/06 fertilizer year even with more moderate demand growth and higher operating rates. In fact, producers reported holding stocks on July 31, 2005 that again were less than the 10-year low (set just last year).

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U.S. Gas Costs vs. New Supply

The step-up in U.S. natural gas prices this year is a key fundamental development holding up world nitrogen values. U.S. gas prices have followed the strong move in oil. The gas market fretted all summer about weekly storage builds that were less than a year earlier due to a variety of factors including stronger-than-expected demand for summer cooling, hurricane-related supply disruptions, and disappointing gas and LNG imports.

U.S. gas values will set a floor under world nitrogen prices until either enough new capacity is built to displace the domestic industry or until U.S. players switch to a lower cost feedstock such as domestic coal or imported LNG. The U.S. nitrogen industry, although only two-thirds as big as it was a few years ago, still is the fourth largest in the world with gross ammonia production topping 11 million tonnes in 2004/05. U.S. nitrogen production is required for global supply to meet demand.

The recent jump in U.S. gas costs will raise the floor price, but a slowdown in global demand growth coupled with a slug of new supply is expected to drive nitrogen prices through the floor at some point, which is expected to result in the closure of additional high cost capacity. For example, a total of more than eight million tonnes of new urea capacity and almost three million tonnes of new net ammonia capacity has started up or is scheduled to start up between mid-2004 and the end of 2006.

Recently commissioned plants in Qatar, Trinidad, Vietnam and Oman are beginning to hit their stride and new projects in Australia, Iran, Saudi Arabia and Egypt are scheduled to start up during the next year or so with the first ones expected on line as early as the fourth quarter of this year. In the case of urea, the supply surplus — targeted for the large U.S. market — increases more than 600,000 tonnes this year and then surges another two million tonnes in 2006.

Movin’ On Down the Supply Chain

Mosaic differentiates itself from nearly all competitors by moving further down the supply chain toward the ultimate customer – the farmer. Our in-country sales and distribution activities bring to life Mosaic’s vision of being the global leader in nourishing crops by delivering distinctive value to world agriculture and to all we touch.

Our sales and distribution businesses create value by capturing time and place utility, by squeezing inefficiencies out of supply chains, by harvesting market intelligence and by delivering unique and innovative crop nutrient solutions to our wholesale and retail customers worldwide. In addition, these operations enable us to control product quality further down the supply chain. Our global pipeline also helps us to manage through increasingly strong seasonal swings in demand and keeps our production facilities operating at more consistent rates.

Capturing Time and Place Utility

The fertilizer supply chain is large and long in most markets because farmers apply nutrients during a short planting window and because the minerals required to produce fertilizer are found in only a few regions of the world that often are long distances from where the products are used. Those characteristics create opportunities to capture time and place utility, especially in regions where nutrient demand is growing rapidly.

Mosaic owns and operates approximately two dozen distribution facilities including port terminals, bagging lines, warehouses, bulk blenders and granulation plants in nine of the leading nutrient consuming countries around the world. Our brick-and-mortar operations are located in Argentina, Brazil, Canada, Chile, China, India, Thailand, Ukraine and the United States. Mosaic distributes fertilizer and offers value-added services in other countries as well through leased facilities or joint ventures. These activities are managed from offices in Australia, France, Hong Kong, Mexico, Russia and Vietnam.

Squeezing Inefficiencies Out of the Supply Chain: A Case Study from Brazil

By spanning more links in the supply chain Mosaic has more opportunities to wring inefficiencies out of the system. Brazil is a country ripe with opportunities. Even though demand is projected to decline this year, fertilizer use has doubled from roughly 11 million to 22 million tonnes during the last ten years. Transportation infrastructure, logistics capabilities and distribution systems have not kept pace with rapid demand growth.

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Mosaic’s distribution activities focus on moving from low-analysis to high-analysis products, from bag to bulk distribution and from the southeast to northwest of the country. The recent commissioning of a new warehouse and blending plant at Sorriso provides a good example.

The Sorriso facility is located in the heart of Mato Grosso where soybean area and fertilizer use are growing rapidly. Cargill operates a large soybean gathering facility at Sorriso and trucks soybeans to Alto Araguaia where the rail line begins. The soybeans are then railed from Alto Araguaia to ports in the southeast for export. Mosaic operates a fertilizer transfer facility and blender at Alto Araguaia and now a new warehouse and blender at Sorriso. Our fertilizer operations benefit from low rail and truck backhaul rates. The Sorriso facility also supplies fertilizer not just in 50-kilo bags but also in one tonne bags as well as in bulk. Mosaic’s affiliation with Cargill helps capture these opportunities.

Adding Value: Case Studies from North America

By moving further down the supply chain we get closer to customers and better understand their requirements and local market conditions. The new line of MicroEssentials™ fertilizers, specialty ammonium phosphate products that also deliver time-released sulphur and important micronutrients, is a good example. These products boost the yield and quality of many crops and reduce materials handling costs for our retail customers. For example, field trials on alfalfa in Wisconsin showed that MicroEssentials™ not only increased yields but also enhanced the protein content of hay. The added milk production from both more and better quality hay was 570 pounds of milk per acre or roughly $70 per acre. Mosaic markets MicroEssentials™ through select channels. We partner with “share-value” customers, giving them the opportunity to distinguish their business from the one up the road by offering a new and profitable product to their customers.

The recent launch of FieldInSite™ provides another example. This unique web-based farm management tool helps growers manage their operations more profitably. FieldInSite™ brings together all the components of precision agriculture to help farmers pinpoint where to apply crop nutrients. That boosts profitability by lowering input costs and/or increasing yields. A field trial using FieldInSite™ to help manage corn operations in northwestern Iowa boosted revenue $17 per acre as a result of a 24 percent reduction in crop nutrient use and a yield increase of 3.1 bushels per acre.

North American Operations

North America is Mosaic’s largest market and Mosaic is the largest supplier of crop nutrients to North America. Sales and distribution volume totals more than nine million tonnes, accounting for approximately 18 percent of North American nutrient use and roughly 35 to 45 percent of use in most states between the Appalachians and Rockies.

This large volume requires Mosaic to utilize multiple channels ranging from independent or cooperative retail dealers to national or region cooperatives to resellers who operate their own wholesale and/or retail operations. We market a complete line of crop nutrients and specialty products through these channels to more than 1,000 customers in the United States.

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The Mosaic facilities at Savage, MN and Houston, TX are equipped with efficient E-Crane barge unload systems, large-volume conveyors and high-speed truck load-out stations. This configuration enables the Houston facility to discharge vessels ranging from 1,500 ton river barges to 18,000 ton cross-gulf barges to 30,000 tonne ocean-going vessels. Mosaic moves phosphate fertilizer and feed phosphate from its operations in Florida through the Houston facility and also imports urea mainly from Caribbean suppliers.

North American Owned Warehouses

	1000 Tonnes
Facility	Storage Capacity	Put-Thru Capacity
Henderson, KY	17	90
Houston, TX	51	270
Louisville, KY	39	230
Melbourne, KY	22	110
New Madrid, MO*	23	110
Pekin, IL	72	320
Savage, MN	104	540

Total	328	1,670

*	Riverbend Ag JV

South American Operations

Mosaic has a large footprint in the fastest growing nutrient markets in South America. Three import terminals and ten warehouses with bulk blenders support sales and distribution activities. In addition, we operate a number of local production facilities including two — and soon to be three – granular single superphosphate (GSSP) plants, one NPK plant and one feed phosphate plant in the region.

Argentina

Mosaic’s sales and distribution activities in Argentina range from serving as the sales agent for our U.S. phosphate operations to providing port and terminal services to other importers from our Quebracho facility to selling a full line of crop nutrients to retail dealers and farmers.

Mosaic distributes approximately 360,000 tonnes of crop nutrients per year through three market channels. The first is a select group of retail dealers who exclusively market Mosaic products. The second is Cargill retail operations which also exclusively market Mosaic products. The third is direct sales to large farmers.

Customers are increasingly demanding tailor-made blends, specialty products and services such as soil testing and custom application in this rapidly changing market. Mosaic’s management team including a staff of professional agronomists works closely with dealers to develop customized marketing plans. The simple objective is to help our key retail customers succeed.

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Brazil

Mosaic’s sales and distribution operations in Brazil were built from two major acquisitions made in July 1999 and October 2000 just prior to the take-off of crop nutrient demand. The consolidation of these operations coupled with additional capital investment has created a distribution business with the highest quality and most innovative product offering as well as the most efficient transportation and logistics system in Brazil. Today Mosaic markets about 2.6 million tonnes of crop nutrients in Brazil, accounting for approximately 11 percent of the total nationwide and roughly 25 percent of the total in the areas served by Mosaic in the central and southern regions of the country.

In addition to our warehouse and bulk blending facilities, we operate wholly owned single superphosphate, NPK granulation and feed phosphate plants at Cubatáo. Mosaic also owns a 62 percent stake in Fospar and a 45 percent interest in IFC. Fospar operates two key assets at the port of Paranagua. The first is a recently refurbished granular single superphosphate plant and the second is Brazil’s only deep-water port capable of discharging panamax vessels of fertilizer. IFC operates a large warehouse and blending facility in Cubatáo.

South American Blend Plants and Warehouses

		1000 Tonnes
Country	Facility	Storage Capacity	Blending/ Put-Thru Capacity
Argentina	Quebracho	136	450
Brazil	Alto Araguaia	20	160
	Candeias	20	120
	Cubatao	60	1,200
	Paranagua	35	450
	Rio Verde	50	200
	Sorriso	50	200
	Uberaba	40	450
Chile	Conception Bay (Cosmito)	25	70
	San Antonio	25	75

Total		461	3,375

The two acquisitions also gave Mosaic a 20 percent equity stake in Fosfertil, a leading phosphate and nitrogen producer in Brazil. Fosfertil and its subsidiary Ultrafertil have the capacity to produce approximately 1.3 million tonnes of phosphate fertilizer (mostly MAP and TSP), 620,000 of urea and 640,000 of other nitrogen products. In addition, Fosfertil owns and operates an efficient port at Santos. Mosaic has an off-take agreement to purchase approximately 20 percent of Fosfertil’s output for use in its distribution operations.

Most of our sales and distribution activities in Argentina are anchored at Quebracho, a modern, large and highly efficient port facility located near Rosario on the Parana River. The Quebracho facility discharges vessels at a rate of 12,000 tonnes per day and can load up to 240 trucks per day. The complex includes two large warehouses with combined storage capacity of 136,000 tonnes and annual put-thru capacity of approximately 450,000 tonnes.

The facility provides customers with a cafeteria-style menu of products and services such as the loading of blends or straight materials in bulk or in 50-kilo bags at a dozen truck load-out stations. That menu will expand in the near future with the start-up in March 2006 of a new 250,000 tonne GSSP plant located adjacent to the warehouse.

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Asian Operations

Mosaic is a reliable supplier of phosphate and potash to the large and growing markets of Asia through its participation in PhosChem and Canpotex. Mosaic also supplies branded phosphate and specialty potash products such as K-Mag® as well as value-added services through in-country sales and distribution operations in China, India and Thailand.

China

Mosaic owns and operates two bulk-blending facilities in northeast China at Qinhuangdao and Yantai. Mosaic also is the majority owner of an NPK granulation plant located at Yangzhong City in the Jiangsu province with annual capacity of 170,000 tonnes.

Mosaic also owns a 35 percent equity stake in a DAP granulation plant with annual capacity of 660,000 tonnes located at Haikou in the southwestern province of Yunnan.

India

Mosaic’s in-country sales and distribution team serves as the sales agent for our U.S. phosphate operations and also markets a premium brand of DAP to Indian farmers through a channel of nearly 240 wholesalers and approximately 3,500 retail dealers in the northern and western states of India. Despite uncertainties caused by fertilizer subsidy policies, Mosaic has steadily increased sales to approximately 220,000 tonnes during the last fiscal year.

Asian Blend/NPK Plants and Warehouses

		1000 Tonnes
Country	Facility	Storage Capacity	Blending/ Put-Thru Capacity
China	Huantai, Jiangsu (NPK)	35	170
	Qinhuangdao	25	200
	Yantai	20	200

India	Rozy (Port)	50	600

Thailand	Sriracha	45	200

Total		175	1,370

Mosaic also distributes DAP through an innovative joint sales and marketing program with Tata Chemicals, one of the largest and most respected companies in India. The program enables Mosaic to market its brand of DAP through Tata Chemicals’ large retail network.

Mosaic operates a large warehouse and bulk blending facility at Sriracha in Thailand. The facility is located 60 miles south of Bangkok near the deep-water port of Siam. Mosaic sells approximately 90,000 tonnes of bulk blends and distributes another 50,000 tonnes of straight fertilizer from this facility each year. Mosaic markets branded bulk-blends ranging from standard to premium grades to three segments of the Thai market.

Mosaic’s in-country distribution activities in India start at Rozy, an innovative panamax discharge operation near the west-coast city of Jamnagar on the Gulf of Kutch. Rozy benefits from lower ocean freight and faster discharge rates relative to smaller vessels and other more congested Indian ports.

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Certain statements contained herein constitute “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995. Although we believe that the assumptions made in connection with the forward-looking statements are reasonable, such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of The Mosaic Company, or industry results, to be materially different from those contemplated or projected, forecast, estimated or budgeted in or expressed or implied by such forward looking statements. Such factors include, among others, the following: the effect of legislative or regulatory changes in jurisdictions in which Mosaic’s businesses are engaged; the ability of Mosaic to obtain the regulatory permits necessary for continued operations of its businesses in a manner consistent with their current operation and for expansion of those operations; contingencies related to environmental liability under U.S. federal and state and foreign environmental laws and regulations.

This publication may not be distributed, reproduced, or used without the express written consent of Mosaic. This publication contains opinions, interpretations and predictions of The Mosaic Company. The Mosaic Company makes no representations or warranties with respect to the accuracy, reliability or completeness of the information contained in this publication. It is not intended that any party rely, in any way, on the information contained in this publication. The Mosaic Company disclaims any liability with respect to any claims arising out of or relating to reliance on any information contained in this publication. This issue of Market Mosaic is available at www.mosaicco.com.

The Mosaic Company

Atria Corporate Center, Suite E490

3033 Campus Drive

Plymouth, MN 55441

USA

(800) 918-8270 toll free

(763) 577-2700

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